EXHIBIT 11.1


          STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                    YEARS ENDED MARCH 31,

                              1997         1996           1995

Net income (loss)          $(9,197)     $13,582        $(11,084)

Weighted average common
 shares
  outstanding                 9,071       9,495            8,835

Dilutive effect of stock
 options                         --         430               --

Shares used in
 computation                  9,071       9,925            8,835

Net income (loss) per
 share                        $(1.01)      $1.37           $(1.25)